SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.      )

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Post Properties, Inc.

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For Immediate Release

Contact:	Judith Wilkinson/Nina Covalesky Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449	PRESS RELEASE

Post Properties Comments on Expensive Newspaper Advertisement
Paid For By John Williams

Says Management Does Not Wish To Fritter Away Shareholders’ Money
on Battle of Newspaper Ads

ATLANTA, May 9, 2003 – Post Properties, Inc. (NYSE: PPS), an Atlanta-based real estate investment trust, today commented on a full page newspaper advertisement taken by former CEO John Williams in today’s Wall Street Journal:

“We do not want to fritter away our shareholders’ money by engaging in a battle of high-priced newspaper ads that could cost Post shareholders millions of dollars. John Williams appears to have no limits on what he is prepared to spend in what we see as his increasingly desperate effort to gain votes.

“Mr. Williams’ ad consists of recycled statements he has been making for more than a month, and a series of self-serving quotes from a letter he wrote to the Board of Directors at a time when he was secretly preparing to wage a proxy contest to re-take control of the Company.

“His rendition of what has occurred is anything but balanced. He has completely ignored the fact that the Board has publicly committed to review all strategic alternatives and, in this regard the Board will form a special committee at such time as it may be appropriate. He has again failed to acknowledge that his interests as a major unitholder and his unique tax considerations may be very different from the interests of holders of common stock in considering any strategic alternative. He has failed to mention that the corporate governance initiatives adopted last month by the Board have been widely praised.

“It also is becoming increasingly obvious that Mr. Williams is trying to distance himself as much as possible from his own proxy contest. He has now run his paid ad over the names of his $6,000,000 per year CEO designate and one of his nominees. The clear message to us is that Mr. Williams has discovered what we have known all along — Post Properties shareholders clearly do not want Mr. Williams back in control of the Company.”

-more-

     Certain statements made in this release and other written or oral statements made by or on behalf of the Company may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and may be discussed in subsequent filings with the SEC.

     Nationwide, Post Properties owns approximately 30,080 apartment homes in 80 communities, including 1,256 units currently under development.

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